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                                                                 EXHIBIT 99.3(e)

                          PENNZOIL-QUAKER STATE COMPANY
                           SAVINGS AND INVESTMENT PLAN
                              FOR HOURLY EMPLOYEES

               (As Amended and Restated Effective October 1, 1994)


                                 Fifth Amendment

         Pennzoil Company, a Delaware corporation ("Pennzoil"), having established the Pennzoil Company Savings and Investment Plan for Hourly Employees, effective January 1, 1989, and having thereafter amended and restated said Plan effective October 1, 1994 (the "Plan"), by action of the Board of Directors of Pennzoil on December 2, 1998 transferred the Plan to Pennzoil Products Company, renamed the company Pennzoil-Quaker State Company (the "Company"), and concurrent therewith transferred the right under Section 10.4 thereof to amend the Plan. Therefore, the Company does hereby amend the Plan, effective as herein provided, as follows:

         1. The Plan is hereby amended, effective August 16, 1999, by changing all references to PennzEnergy Company stock therein to Devon Energy Corporation stock.

         2. Article I of the Plan is hereby amended, effective January 1, 1999, by amending the following definition to read as follows:

         "Prior Savings Plan Account: The account maintained by a Member who previously participated in the Pennzoil-Quaker State Company Savings and Investment Plan pursuant to the provisions of such plan and which has been transferred to this Plan pursuant to Section 4.11 and adjustments relating thereto."

         3. Section 4.11 of the Plan is hereby amended, to read as follows:

        "4.11 Prior Savings Plan Accounts: The Committee shall instruct the Trustee to accept a transfer of a Member's Prior Savings Plan Account including full shares of PennzEnergy Company common stock ("PennzEnergy Stock"), Battle Mountain Gold Company Common Stock ("BMGC Stock"), and cash in lieu of fractional shares from the Prior Savings Plan, which assets are attributable to the Member's interest in such Prior Savings Plan. Any such transferred assets shall be maintained in the Trust Fund on behalf of the Member as a separate account under




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     this Plan, which shall be designated as a Prior Savings Plan Account and, with respect to the BMGC Stock, shall at all times remain invested in such stock. Except as provided below, no portion of any such Prior Savings Plan Account may be commingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to such stock funds shall be reinvested in Pennzoil-Quaker State Company Common Stock. Such Prior Savings Plan Account shall at all times be 100% vested in the Employee or Member, and shall not share in the Income of the Trust Fund in accordance with Section 5.2 or in Employer Matching Contribution allocations. Subject to such rules and procedures as may be adopted by the Committee and communicated to Members, any Member may withdraw any or all of that portion of the Member's Prior Savings Plan Account attributable to employer contributions (the "Prior Plan Employer Account") by giving the Committee appropriate timely written notice of such withdrawal. Upon termination of employment, the total amount of the Prior Savings Plan Account invested in the BMGC or PennzEnergy Stock Funds shall be distributed in kind in accordance with Article VIII. A Member who has a Prior Savings Plan Account may elect to invest all or any part of such Prior Savings Plan Account, other than those assets held in the Prior Savings Plan Employer Account and BMGC Stock, in any of the Investment Funds authorized under Section 9.2."

         4. Sections 6.1 and 6.3 of Article VI are hereby amended, effective January 1, 1999, changing any references to Prior Plan Account therein to Prior Savings Plan Employer Account.

         5. The first paragraph of Section 9.2 of the Plan is hereby amended in its entirety, effective October 15, 1999, to read as follows:

         "The Trustee shall divide the Trust Fund into the Company Stock Fund and the PennzEnergy Company Stock Fund as hereinafter defined. `The PennzEnergy Company Stock Fund' is a frozen fund established effective as of December 31, 1998, consisting only of shares of common stock of PennzEnergy Company, cash in lieu of fractional shares and shares of PennzEnergy Company Common Stock representing the reinvestment of dividends, earnings and/or income attributable to this fund. Each Member's assets held in the PennzEnergy Company Stock Fund shall be further divided into two sub-accounts the PennzEnergy Employee Account and the PennzEnergy Employer Account. Except as provided below, no portion of the PennzEnergy Company Stock Fund may be comingled with other assets of the Trust Fund for investment purposes and any cash dividends or other income paid with respect to the Fund shall be reinvested in Pennzoil-Quaker State Stock. A Member who has a PennzEnergy Employee Account may elect to invest all or any part of such PennzEnergy Employee Account in any of the Investment Funds authorized herein. Subject to such rules and procedures as may be adopted by the




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     Committee and communicated to Members, any Member who has a PennzEnergy
     Employer Account may withdraw all of such account by giving the Committee appropriate timely written notice of such withdrawal."

         IN WITNESS WHEREOF, Pennzoil-Quaker State Company has caused these presents to be executed by its duly authorized officers in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy thereof, this 1st day of October, 1999, but effective as herein provided.

                                                  PENNZOIL-QUAKER STATE COMPANY



                                                  By: /s/ RAYMOND T. FISCHER
                                                      --------------------------
                                                      Raymond T. Fischer
                                                      Agent and Attorney-in-Fact

ATTEST:



/s/ LINDA F. CONDIT
-------------------
Secretary

[SEAL]




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